Exhibit 99.1

Purple Innovation Reports Second Quarter 2018 Results

Company Reiterates 2018 Full Year Outlook

Alpine, Utah, August 9, 2018 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort technology company known for creating the “World’s First No Pressure ™ Mattress,” today announced strong continued revenue growth for the second quarter ended June 30, 2018.

Second Quarter Financial Summary (Comparisons versus Second Quarter 2017)1

●	Net revenue increased 58.1% to $75.4 million, compared to $47.7 million.
●	Gross margin was 43.8% compared to 44.4%.
●	Operating loss was $(3.5) million compared to operating income of $3.6 million. Adjusted operating loss was $(2.9) million compared to adjusted operating income of $4.0 million.
●	Net loss was $(4.3) million compared to a net income of $3.6 million.
●	EBITDA was $(2.9) million compared to $3.8 million. Adjusted EBITDA was $(2.3) million compared to $4.1 million.

“The product, marketing, and channel strategies we are executing continue to fuel strong revenue gains and increased market share,” commented Terry Pearce, Co-Founder, Chairman and CEO. “During the first half of 2018 the Company made continued progress in building a strong foundation to support future growth. This included enhancing our manufacturing, supply chain, and logistics capabilities. Despite some challenges typical of a new high-growth company, I am confident that the business is well positioned to succeed in the current competitive environment and generate profitable growth and increased shareholder value over the long-term.”

Second Quarter 2018 Review

Second quarter 2018 net revenue increased 58.1% to $75.4 million, compared to $47.7 million in the second quarter of 2017. The increase in net revenue was driven primarily by higher direct-to-consumer demand for mattresses, fueled by increased marketing investments. The second quarter of 2018 also benefitted from contributions from mattress sales in the wholesale channel, which launched in the fourth quarter 2017.

Gross margin for the second quarter 2018 was 43.8% compared to 44.4% in the year ago period. The decrease was partially driven by higher freight costs early in the quarter associated with the new mattress models that were initially flat-packed as opposed to rolled post the February launch, combined with lower net revenues relative to gross revenues as a result of higher dollar returns. These headwinds were partially offset by the higher product margins from the new mattress models.

Operating expenses were $36.5 million in the second quarter 2018 compared to $17.5 million in the prior year period. The increase in operating expenses is primarily attributable to higher marketing investments to expand brand awareness and drive consumer demand for the Company’s product portfolio.

1 Reconciliations for non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the “RECONCILIATION OF GAAP TO NON-GAAP MEASURES” tables at the end of this press release.

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Operating loss was $(3.5) million, compared to an operating income of $3.6 million in the prior year. Adjusted operating loss was $(2.9) million compared to an adjusted operating income of $4.0 million in second quarter 2017. Adjusted operating loss excludes stock-based compensation expense and CEO search costs.

Net loss was $(4.3) million for the second quarter 2018 compared to a net income of $3.6 million in the year ago period.

EBITDA for the second quarter 2018 was $(2.9) million compared to $3.8 million in the second quarter 2017. Adjusted EBITDA, which excludes stock-based compensation expense and CEO search costs was $(2.3) million, compared to adjusted EBITDA of $4.1 million last year.

Balance Sheet Highlights

As of June 30, 2018, the Company had cash and cash equivalents of $10.4 million compared to $3.6 million in cash and cash equivalents as of December 31, 2017. Inventories as of June 30, 2018 totaled $33.2 million compared with $13.3 million as of December 31, 2017.

2018 Outlook

For the third quarter of 2018, the Company expects net revenue to be between $71.0 million and $75.0 million and adjusted EBITDA to be in the range of $(1.0) million to $1.0 million.

For 2018, the Company still expects net revenue to be between $290.0 million and $310.0 million, an increase of between 47% and 57% over annual 2017, and adjusted EBITDA of approximately breakeven.

Webcast and Conference Call Information

Purple Innovation, Inc. will host a live conference call to discuss financial results today, August 9, 2018, at 4:30 p.m. Eastern Time. The dial-in number for the conference call is (855) 327-6837. The dial-in number for international callers is (778) 327-3988. The call is also being webcast and can be accessed on the investor relations section of the Company’s website, investors.purple.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

About Purple

Purple is a comfort technology company that designs and manufactures products to improve how people sleep, sit, and stand. It designs and manufactures a range of comfort technology products, including mattresses, pillows, and cushions, using its patented Hyper-Elastic Polymer technology designed to improve comfort. The Company markets and sells its products through its direct-to-consumer online channel, traditional retail partners, and third party online retailers. For more information on Purple, visit www.purple.com.

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Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements about our outlook and expectations for our financial results for the third quarter of 2018 and the fiscal year ended December 31, 2018, as well as our ability to create sustained profitability and shareholder value and our expectations with regard to our partnership with Mattress Firm. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include the risk factors outlined in the “Risk Factors” section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2018 and in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2018, as amended February 14, 2018, March 15, 2018 and April 17, 2018. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

Adjusted Operating Loss and Adjusted EBITDA are non-GAAP financial measures that remove the impact of costs incurred due to the merger transaction with GPAC, as well as certain other nonrecurring legal fees and severance payments. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

Investor Contact:

Brendon Frey, ICR

brendon.frey@icrinc.com

203-682-8200

Media Contact:

Alecia Pulman/Kate Kohlbrenner, ICR
purplePR@icrinc.com

646-277-1200

Purple Innovation, Inc.
For information regarding Purple products, please contact:
Savannah Turk
Director of Purple Communications
savannah@purple.com

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PURPLE INNOVATION, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$10,431	$3,593
Accounts receivable, net	7,238	4,182
Inventories, net	33,241	13,345
Prepaid inventory	3,990	2,219
Other current assets	1,156	492
Total current assets	56,056	23,831
Property and equipment, net	19,536	13,464
Intangible assets, net	1,352	1,267
Other long-term assets	5	22
Total Assets	$76,949	$38,584

Liabilities and Equity
Current liabilities:
Accounts payable	$20,660	$21,131
Accrued sales returns	5,630	4,825
Accrued compensation	2,304	2,097
Customer prepayments	6,921	3,213
Accrued sales tax	5,848	8,466
Other accrued liabilities	2,554	1,451
Current portion of long-term obligations	31	29
Total current liabilities	43,948	41,212
Long-term debt	20,019	8,000
Other long-term liabilities and obligations, net of current portion	3,004	2,368
Total liabilities	66,971	51,580
Commitments and contingencies
Stockholders' equity:
Class A common stock	1	—
Class B common stock	4	—
Additional paid-in capital	3,569	—
Accumulated deficit	(2,213)	—
Total stockholders' equity	1,361	—
Noncontrolling interest	8,617	—
Member deficit	—	(12,996)
Total equity	9,978	(12,996)
Total Liabilities and Equity	$76,949	$38,584

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PURPLE INNOVATION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues, net	$75,397	$47,685	$136,377	$77,809
Cost of revenues	42,358	26,512	$76,938	$42,342
Gross profit	33,039	21,173	59,439	35,467
Operating expenses:
Marketing and sales	30,723	14,524	52,768	28,315
General and administrative	5,213	2,741	11,975	4,953
Research and development	555	271	1,066	548
Total operating expenses	36,491	17,536	65,809	33,816
Operating (loss) income	(3,452)	3,637	(6,370)	1,651
Interest expense	971	—	1,673	—
Other (income) expense, net	(82)	6	(101)	—
Net (loss) income	(4,341)	3,631	(7,942)	1,651
Net loss attributable to noncontrolling interest	(3,556)	—	(5,729)	—
Net (loss attributable) income available to Purple Innovation, Inc.	$(785)	$3,631	$(2,213)	$1,651
Net (loss) income per common share—basic and diluted	$(0.09)	$0.43	$(0.26)	$0.20
Weighted average common shares outstanding—basic and diluted	8,410	8,389	8,399	8,389

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PURPLE INNOVATION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Cash flows from operating activities:
Net (loss) income	$(4,341)	$3,631	$(7,942)	$1,651
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation and amortization	545	167	1,001	242
Non-cash interest	938	—	1,092	—
Stock-based compensation	313	—	313	—
Loss on disposal of property and equipment	—	10	—	10
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(3,327)	919	(3,056)	176
Increase in inventories	(6,662)	(2,310)	(19,896)	(6,340)
(Increase) decrease in prepaid inventory and other assets	(680)	886	(2,433)	(1,425)
(Decrease) increase in accounts payable	702	370	(544)	5,458
Increase in accrued sales returns	1,024	1,258	805	2,094
Increase in accrued compensation	557	94	207	574
(Decrease) increase in customer prepayments	(139)	(6,620)	3,708	(2,892)
(Decrease) increase in other accrued liabilities	(963)	3,783	(863)	5,312
Net cash (used in) provided by operating activities	(12,033)	2,188	(27,608)	4,860

Cash flows from investing activities:
Purchase of property and equipment	(4,323)	(1,372)	(6,968)	(3,985)
Investment in intangible assets	(49)	—	(117)	—
Net cash used in investing activities	(4,372)	(1,372)	(7,085)	(3,985)

Cash flows from financing activities:
Proceeds from the Transaction	—	—	25,912	—
Proceeds from credit agreement	—	—	24,000	—
Payments on line of credit	—	—	(8,000)	—
Payments for debt issuance costs	—	—	(367)	—
Principal payments on capital lease obligations	(7)	—	(14)	—
Members distributions	—	(2,389)	—	(2,389)
Payments on related party notes payable	—	—	—	(300)
Payments on long-term obligations	—	(40)	—	(40)
Net cash (used in) provided by financing activities	(7)	(2,429)	41,531	(2,729)

Net (decrease) increase in cash	(16,412)	(1,613)	6,838	(1,854)
Cash, beginning of the period	26,843	3,772	3,593	4,013
Cash, end of the period	$10,431	$2,159	$10,431	$2,159

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PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA, adjusted EBITDA and adjusted operating loss. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net (Loss) Income to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net (loss) income to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net (loss) income before interest expense, other (income) expense, net and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding costs incurred due to the merger transaction with GPAC, stock-based compensation expense, nonrecurring legal fees and severance and CEO search costs.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
GAAP net (loss) income	$(4,341)	$3,631	$(7,942)	$1,651
Interest expense	971	—	1,673	—
Other (income) expense, net	(82)	6	(101)	—
Depreciation and amortization	545	167	1,001	242
EBITDA	(2,907)	3,804	(5,369)	1,893
Adjustments:
Merger transaction costs	—	43	2,028	43
Stock-based compensation expense	313	—	313	—
Legal fees	—	274	199	320
Severance and CEO search costs	280	—	420	—
Adjusted EBITDA	$(2,314)	$4,121	$(2,409)	$2,256

Reconciliation of GAAP Operating (Loss) Income to Non-GAAP Adjusted Operating (Loss) Income

A reconciliation of GAAP operating (loss) income to the non-GAAP measure of adjusted operating (loss) income is provided below. Adjusted operating (loss) income represents GAAP operating (loss) income excluding costs incurred due to the merger transaction with GPAC, stock-based compensation expense, nonrecurring legal fees and severance and CEO search costs.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
GAAP operating (loss) income	(3,452)	3,637	(6,370)	1,651
Adjustments:
Merger transaction costs	—	43	2,028	43
Stock-based compensation expense	313	—	313	—
Legal fees	—	274	199	320
Severance and CEO search costs	280	—	420	—
Adjusted operating (loss) income	$(2,859)	$3,954	$(3,410)	$2,014

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